UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Southwest Gas Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3881866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8360 S. Durango Dr. Post Office Box 98510 Las Vegas, Nevada	89193-8510
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Amendment No. 2 on Form 8-A/A is filed by Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”), to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on Form 8-A filed by the Company with the Securities and Exchange Commission on October 12, 2021.

Item 1. Description of Registrant’s Securities to be Registered.

On October 9, 2022, in accordance with the terms of that certain Rights Agreement (the “Rights Agreement”), dated as of October 10, 2021, as amended by Amendment No. 1 thereto, dated as of May 9, 2022, between the Company and Equiniti Trust Company as Rights Agent, the rights issued thereunder expired. On January 13, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation of Series A Junior Participating Preferred Stock of Southwest Gas Holdings, Inc., no par value per share (the “Series A Preferred Stock”), as filed with the Secretary of State of the State of Delaware on October 12, 2021. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series A Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1 and is incorporated by reference herein.

Item 2. Exhibits

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock of Southwest Gas Holdings, Inc., dated as of January 13, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 13, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 13th day of January, 2023.

SOUTHWEST GAS HOLDINGS, INC.

/s/ Thomas E. Moran
Thomas E. Moran
Vice President, General Counsel and Corporate Secretary